                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                        FORM 12B-25

                NOTIFICATION OF LATE FILING

(Check One):   (__) Form 10-K    (__) Form 20-F     (__) Form 11-K
                    ( X ) Form 10-QSB   (__) Form N-SAR

     For Period Ended:              03/31/97

     [__] Transition Reports on Form 10-K
     [__] Transition Reports on Form 20-F
     [__] Transition Reports on Form 11-K
     [__] Transition Reports on Form 10-Q
     [__] Transition Reports on Form N-SAR

For the Transition Period Ended:___________________________________

___________________________________________________________________
Read Instructions (on back page) Before Preparing Form.
                  Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

___________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
___________________________________________________________________
PART I - REGISTRANT INFORMATION
___________________________________________________________________
Full Name of Registrant:

Alliance Health, Inc.

Former Name if Applicable
___________________________________________________________________

Address of Principal Executive Office (Street and Number)
421 E. Airport Freeway
City, State and Zip Code
Irving, TX 75062

PART II--RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the pres-
[X] cribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Staff Accountant quit without notice. Month of March has not been closed yet so financial information is not available.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Sharilyn J. Bruntz Wilson     972            255-5533
     ____________________________  __________     _________________
            (Name)                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?
     If the answer is no, identify report(s):  [X] Yes   [ ] No

     ________________________________________________________________



(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?
                        [ ] Yes   [X] No
     ________________________________________________________________


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                 Alliance Health, Inc.
     __________________________________________________________
      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     5/7/97              By:   /s/ Sharilyn J. Bruntz Wilson
                                Sharilyn J. Bruntz Wilson,
                                    Vice President